Exhibit 99.1

FOR IMMEDIATE RELEASE

SANMINA-SCI CORPORATION PROMOTES HARI PILLAI

TO PRESIDENT AND CHIEF OPERATING OFFICER

SAN JOSE, CA (October 29, 2008) — Sanmina-SCI Corporation (the “Company”/ Nasdaq GS: SANM), a leading global electronics manufacturing services (EMS) company, today announced the promotion of Hari Pillai to President and Chief Operating Officer.  Mr. Pillai has held various senior management positions during his 14 year career at Sanmina-SCI, most recently as President of Global EMS Operations.  Mr. Pillai pioneered Sanmina-SCI’s entry in the EMS market and was instrumental in the Company’s strategic planning and implementation that led to Sanmina-SCI’s diversification and market leadership in various end-markets such as Medical and Defense & Aerospace.

“Hari is a long standing and well respected member of our management team who has a clear understanding of the industry and the company’s strategy, goals and objectives.  He is a results oriented leader with a proven track record of consistently delivering positive results. His broad experience in all facets of the business makes him a natural successor to the President and Chief Operating Officer role,” stated Jure Sola.

Mr. Pillai began his career at Sanmina-SCI as Vice President of Assembly (EMS) Operations in 1994.  In 2002, he was directly responsible for the successful integration of SCI’s and Sanmina’s respective EMS Operations in what was then the largest merger in the EMS industry. In 2004, Mr. Pillai was appointed to the role he has held since then of President, Global EMS Operations. Prior to joining Sanmina-SCI, Mr. Pillai’s career included a variety of Operations, Product Development and General Management roles at Solectron Corporation (acquired by Flextronics) and at Digital Equipment Corporation (Networks & Communications Division). Mr. Pillai is a graduate of the University of Dublin, Trinity College, where he received his bachelor’s degree in Management (B.Sc., Mgmt) and of the National University of Ireland, University College Dublin where he received his Masters in Business (MBS).

“I want to thank Joe Bronson for his support during this past year as he helped the Company strengthen its management team and position Sanmina-SCI for the future.  With Joe’s support we have had the opportunity to set the foundation for Hari to take over as President and COO. Going forward, Joe will assist me in an advisory capacity as I continue to take advantage of his extensive global operational and financial experience and enable the Company to make further progress,” concluded, Sola.

About Sanmina-SCI

Sanmina-SCI Corporation (NASDAQ: SANM) is a leading electronics contract manufacturer serving the fastest-growing segments of the global electronics manufacturing services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions, delivering superior quality and support to large OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, computer technology and multimedia sectors. Sanmina-SCI has facilities strategically located in key regions throughout the world. Information about Sanmina-SCI is available at www.sanmina-sci.com.

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CONTACT:

Paige Bombino

Investor Relations

(408) 964-3610

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